May 2008
Pricing Sheet dated May 22, 2008 relating to
Preliminary Pricing Supplement No. 637 dated April 23, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities and Currencies

Capital-Protected Notes due February 28, 2014
Based on the Performance of a Basket Composed of the S&P BRIC 40 Index and the BRIC Currencies
PRICING TERMS – MAY 22, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$6,445,000
Issue price:	$10 per note (See “Commissions and Issue Price” below)
Stated principal amount:	$10 per note
Pricing date:	May 22, 2008
Original issue date:	May 30, 2008 (5 business days after the pricing date)
Maturity date:	February 28, 2014
Principal protection:	100%
Interest:	None
Basket:	Basket Index	Weighting	Initial Basket Index Value
	The S&P BRIC 40 Index	50%	3,294.18
	Basket Currencies (relative to USD)		Initial Exchange Rate	Reference Source
	Brazilian real (“BRL”)	12.5%	1.6484	Reuters “BRFR”
	Russian ruble (“RUB”)	12.5%	23.5872	Reuters “EMTA”
	Indian rupee (“INR”)	12.5%	43.15	Reuters “RBIB”
	Chinese renminbi (“CNY”)	12.5%	6.9428	Reuters “SAEC”
We refer to the basket index and each of the basket currencies as “basket components”.
Payment at maturity:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	$10 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the performance values of each of the basket components.
Participation rate:	100%
Basket component performance value:
With respect to the basket index:
[(final basket index value – initial basket index value) / initial basket index value] x weighting
With respect to each of the basket currencies:
[(initial exchange rate / final exchange rate) - 1] x weighting

Initial basket index value:	The closing value of the basket index on the pricing date. See “Basket—Basket Index—Initial Index Value” above.
Final basket index value:	The closing value of the basket index on the valuation date
Initial exchange rate:	For each basket currency, the exchange rate for such basket currency on the pricing date. See “Basket—Basket Currencies (relative to USD)—Initial Exchange Rate” above.
Final exchange rate:	For each basket currency, the exchange rate for such basket currency on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.    See “Basket— Basket Currencies (relative to USD)—Reference Source” above.

Valuation date:	February 19, 2014, subject to adjustment for market disruption events.
CUSIP:	617480330
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
Per Note	$10	$0.30	$9.70
Total	$6,445,000	$193,350	$6,251,650
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see the cover page of the accompanying preliminary pricing supplement  for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®” and “S&P®,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 637 dated April 24, 2008
Amendment No. 1 to the Prospectus Supplement dated July 24, 2007     Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.